Exhibit 32.1

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the U.S. Code (18 U.S.C. § 1350), Chih-Hsiang (Thompson) Lin, President and Chief Executive Officer of Applied Optoelectronics, Inc. (the “Company”), and James L. Dunn, Jr., Chief Financial Officer and Senior Vice President of the Company, each hereby certifies that, to the best of his knowledge:

1. The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2014, to which this Certification is attached as Exhibit 32.1 (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2. The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

In Witness Whereof, the undersigned have set their hands hereto as of the 12th day of May, 2014.

/s/ Chih-Hsiang (Thompson) Lin	/s/ James L. Dunn, Jr.
Chih-Hsiang (Thompson) Lin	James L. Dunn, Jr.
President and Chief Executive Officer	Chief Financial Officer and
Senior Vice President

This certification accompanies the Quarterly Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Applied Optoelectronics, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Quarterly Report), irrespective of any general incorporation language contained in such filing.